Exhibit 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
PASITHEA THERAPEUTICS CORP.

Pasithea Therapeutics Corp. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The name of the Company is Pasithea Therapeutics Corp. The date of the filing of the Company’s original certificate of incorporation with the Secretary of State of the State of Delaware was May 19, 2020. The Company filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on April 8, 2021 (the “Amended and Restated Certificate”).

2. This Second Amended and Restated Certificate of Incorporation, which both restates and amends the provisions of the Amended and Restated Certificate, has been duly adopted by the Company in accordance with Sections 242 and 245 of the DGCL and has been adopted by the requisite vote of the stockholders of the Company.

3. The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is “Pasithea Therapeutics Corp.” (hereinafter called the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 8 The Green STE A, Dover, Kent County, 19901. The name of its registered agent at such address is A Registered Agent, Inc.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

ARTICLE IV

(A) Classes of Stock. The total number of shares of all classes of capital stock that the Company is authorized to issue is five hundred million (500,000,000) shares which shall be divided into two classes of stock to be designated “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock that the Company is authorized to issue is four hundred ninety five million (495,000,000) shares, par value $0.0001 per share. The total number of shares of Preferred Stock that the Corporation is authorized to issue is five million (5,000,000) shares, par value $0.0001 per share. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate class vote of the holders of Common Stock or Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(B) Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the Common Stock are as follows:

1. Ranking. The dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Company (the “Board”) upon any issuance of the Preferred Stock of any series.

2. Voting. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

3. Dividends. Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board from time to time out of assets or funds of the Company legally available therefor.

4. Liquidation. Subject to the rights of the holders of Preferred Stock, shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section B(4), shall not be deemed to be occasioned by or to include any other transaction, including any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

(C) Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(c) the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d) the dates on which dividends, if any, shall be payable;

(e) the redemption rights and price or prices, if any, for shares of the series;

(f) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

(g) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

(h) whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i) restrictions on the issuance of shares of the same series or any other class or series;

(j) the voting powers, if any, of the holders of shares of the series generally or upon specified events; and

(k) any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions thereof, all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

ARTICLE V

This Article V is inserted for the management of the business and for the conduct of the affairs of the Company.

(A) General Powers. The business and affairs of the Company shall be managed by or under the direction of the Board, except as otherwise provided by this Certificate of Incorporation or the DGCL.

(B) Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of the directors of the Company shall be fixed from time to time solely by resolution of the Board.

(C) Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective.

(D) Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Company’s first annual meeting of stockholders held following the time at which the initial classification of the Board becomes effective; each director initially assigned to Class II shall serve for a term expiring at the Company’s second annual meeting of stockholders held following the time at which the initial classification of the Board becomes effective; and each director initially assigned to Class III shall serve for a term expiring at the Company’s third annual meeting of stockholders held following the time at which the initial classification of the Board becomes effective; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

(E) Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected in accordance with the preceding sentence shall, in the case of a newly created directorship, hold office for the full term of the class in which the newly created directorship was created or, in the case of a vacancy, hold office for the remaining term of his or her predecessor and in each case until his or her successor shall be elected and qualified, subject to his or her earlier death, disqualification, resignation or removal.

(F) Removal. Subject to the rights of the holders of any series of Preferred Stock, any director or the entire Board may be removed from office at any time, but only for cause.

(G) Committees. Pursuant to the Amended and Restated Bylaws of the Company (as the same may be amended and/or restated from time to time, the “Bylaws”), the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

(H) Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

(I) Preferred Stock Directors. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof or any Preferred Stock Designation, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total number of authorized directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof or any Preferred Stock Designation, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate, the person or persons serving as such additional directors shall automatically cease to be qualified to serve as a director and shall automatically cease to be a director and the total authorized number of directors of the Corporation shall be reduced accordingly.

(J) Written Ballot. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Company need not be by written ballot.

ARTICLE VI

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. No repeal or modification of this Article VI shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director or officer of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VII

The Company may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE VIII

Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at an annual or special meeting of the stockholders and may not be effected by consent in lieu of a meeting of stockholders.

ARTICLE IX

Special meetings of stockholders for any purpose or purposes may be called at any time by the Board, the Chairman of the Board or the Chief Executive Officer of the Company, and may not be called by another other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

ARTICLE X

The Company hereby reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the General Corporation Law may be added or inserted, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred on stockholders, directors or any other persons whomsoever therein granted are subject to this reservation.

ARTICLE XI

In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the stockholders of the Company by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) in voting power of the outstanding shares of capital stock of the Company entitled to vote thereon.

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IN WITNESS WHEREOF, the Company has caused this Second Amended and Restated Certificate of Incorporation to be executed by the undersigned duly authorized officer of the Company this 29th day of December, 2023.

PASITHEA THERAPEUTICS CORP.

By:	/s/ Tiago Reis Marques
Name:	Tiago Reis Marques
Title:	Chief Executive Officer